V10112017

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), dated as of October 18, 2017 (the “Effective Date”), is by and between Daymon Worldwide Inc., a Delaware corporation (the “Company”), and MICHAEL TAYLOR (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the PRESIDENT, BRAND DEVELOPMENT GROUP, of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to formalize the terms of the Executive’s employment terms, severance benefits and compensation.

NOW, THEREFORE, for and in consideration of the promises, representations, and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.
Employment. The Executive’s employment with the Company shall be at will. Nothing in this Agreement interferes with or limits in any way the Company’s or the Executive’s right to terminate his employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on the Executive any right or obligation to continue in the Company’s employ. The Executive shall devote his full business time and attention to the business and affairs of the Company and its affiliates.
2.
Annual Compensation.
(a)
Salary. The Company shall pay the Executive a base salary at the annual rate of

$421,000.00, subject to annual review and recommendation by the Company (the “Board”) for possible increases as determined by the Board (said amount, together with any increases hereunder, the “Base Salary”). The Executive’s Base Salary may not be decreased below an annual rate of $421,000. Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s usual and customary payroll practices for its employees.

(b)
Bonus. The Executive shall participate in the Company’s annual bonus plan for senior executives (the “AIP”) and shall be eligible to receive an annual discretionary bonus determined by the Leadership Development and Compensation Committee of the Board (the “Committee”) and based on the Company’s performance compared to pre-established financial goals established by the Committee and individual performance (a “Bonus”). The Executive’s target Bonus (the “Target Bonus”) shall be 100% of his base salary. The Bonus, if any, will be paid, no later than March 15 of the year following the year with respect to which it is earned, subject to the Executive’s continued employment on the payment date.
(c)
Equity. The Executive shall be eligible to participate in the equity incentive plan adopted by the Company or its affiliates, the terms of which will be detailed and summarized in a separate document. The level of the Executive’s participation in such plan shall be determined by the Committee.

3.
Employee Benefits.
(a)
During the term of employment, the Executive shall be eligible to participate in the medical and health plans or other employee welfare benefit plans, fringe benefit and pension and/or profit sharing plans that may be provided by the Company for its senior executive officers in accordance with the provisions and eligibility requirements of any such plans, as the same may be in effect and amended from time to time, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)
During the term of employment, the Executive shall be, upon presentation of reasonable substantiation and documentation, entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties in accordance with the Company’s expense reimbursement policies as may be in effect and amended from time to time.
4.
Confidentiality Agreement; Non-Disparagement.
(a)
The Executive acknowledges and agrees that the previously executed the Non- Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), is incorporated in its entirety into this Agreement by reference.
(b)
During his employment with the Company and its affiliates and at any time thereafter, (i) the Executive agrees not to make negative comments or otherwise disparage or encourage or induce others to disparage the Company, its affiliates or any of their respective past and present, officers, directors, employees, products or services (the “Company Parties”) and (ii) the Company agrees it shall instruct the members of the Board and its executive officers not to disparage or encourage or induce others to disparage the Executive while such Board members and executive officers are employed by, or providing services to, the Company. For purposes of this Section 4(b), the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any affiliate’s employees or to any individual or entity with whom the Company or any affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, materially damage any of the Company Parties or the Executive. Notwithstanding the foregoing, nothing in this Section 4(b) shall prevent the members of the Board, the Company’s executive officers or the Executive from making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place, (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Executive or the Company, or (iii) as necessary or appropriate to discharge their duties to their Company.

5.
Termination.
(a)
Accrued Benefits. Except with respect to the language of Section 5(b) herein, if the Executive’s employment ceases for any or no reason, the Executive will be entitled to receive: (i) any unpaid Base Salary through the date of termination, (ii) any Bonus earned with respect to a completed fiscal year ending on or preceding the date of such termination but unpaid as of such date, payable at the same time as such payment would be made if the Executive had continued to be employed by the Company, (iii) accrued but unused paid time off through and including the date of termination of his employment, to be paid in accordance with the Company’s regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (iv) unreimbursed expenses accrued through the termination date, and (v) any vested amounts or benefits to which he is then entitled under the terms of the benefit plans sponsored by the Company in which he participated as of the date of termination (collectively, the “Accrued Benefits”).
(b)
Termination Without Cause or With Good Reason. If the Company terminates the Executive’s employment without Cause (defined below) or the Executive terminates employment with Good Reason, subject to the Executive’s compliance with the restrictive covenants set forth in Section 4, in addition to the Accrued Benefits, the Executive shall be entitled to receive:
(i)
Salary Continuation for a period of nine (9) months following such termination payable in accordance with the Company’s payroll practices; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 18 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. For the purposed of this Agreement, “Salary Continuation” includes the Executive’s base salary plus the Executive’s full Annual Incentive Plan target at 100% of his base salary (“AIP”);
(ii)
Prorated AIP for the current performance year based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (the “Pro Rata Bonus”);

(iii)
Outplacement assistance, per the Company’s policy in effect on the date of termination; and
(iv)
Subject to: (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the restrictive covenant obligations in Section 4 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of nine (9) months, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 5(b)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (collectively, the “ACA”) (to the extent applicable) or any other applicable law; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 5(b)(iv) shall immediately cease.

Notwithstanding the foregoing, the payments and benefits described in Section 5(b) shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive breaches any of the restrictive covenants set forth in Section 4.

(c)
Termination for Cause, death or Disability; Voluntary Resignation Without Good Reason. If the Company terminates the Executive’s employment for Cause, due to the Executive’s death or Disability, or if the Executive resigns from his employment other than for Good Reason, the Executive will be entitled to the Accrued Benefits (excluding, on a termination by the Company for Cause or a termination by the Executive without Good Reason, clause (ii) of Section 5(a)), unless applicable law otherwise requires payment. In addition, if the Company terminates the Executive’s employment due to death or Disability, the Executive shall be eligible to receive a Pro Rata Bonus, payable in accordance with Section 5(b)(ii) hereof. The Executive will have no further right to receive any other compensation or benefits after such termination, resignation or non-renewal of employment.

(d)
Change in Control. In the event of a Change in Control, if, within twelve (12) months of the Change in Control, the Company or successor company terminates the Executive’s employment without Cause or the Executive terminates employment with Good Reason, subject to the Executive’s compliance with the restrictive covenants set forth in Section 4, in addition to the Accrued Benefits, the Executive shall be entitled to receive:
(i)
Salary Continuation for a period of twelve (12) months following such termination payable in accordance with the Company’s payroll practices; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 18 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;
(ii)
the Pro Rata Bonus;
(iii)
Outplacement assistance, per the Company’s policy in effect on the date of termination; and
(iv)
Subject to (A) the Executive’s timely election of continuation coverage under COBRA, (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the restrictive covenant obligations in Section 4 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 5(b)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of ACA (to the extent applicable) or any other applicable law; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 5(b)(iv) shall immediately cease.

Notwithstanding the foregoing, the payments and benefits described in Section 5(b) shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive breaches any of the restrictive covenants set forth in Section 4.

(e)
Release. Any compensation or benefits due to the Executive under Section 5 (other than the Accrued Benefits), shall only be paid if the Executive delivers to the Company an executed general release of claims in a form satisfactory to the Company, which release must become irrevocable within sixty (60) days following the date of the Executive’s termination of employment. Compensation and benefits under Section 5 will be paid or commence to be paid on the first regularly scheduled payroll date following the sixtieth (60th) day after the Executive’s termination of employment and shall include payment of any amounts that would otherwise be due prior thereto, subject to any delays required pursuant to Section 18. In addition, continued receipt of the compensation and benefits provided pursuant to Section 5 is conditioned on the Executive’s continued compliance with the restrictive covenant obligations set forth in Section 4 hereof.
(f)
Definitions.
(i)
For purposes of this Agreement, “Cause ” means any of the following: the Executive’s (A) failure to substantially perform the Executive’s duties or to follow the lawful directives of the Committee or the Board (other than as a result of death or Disability) that continues after written notice from the Company requesting such performance; (B) misconduct or gross negligence by the Executive in the performance of his duties; (C) indictment for, conviction of, or plea of guilty or no contest to, (i) a felony or (ii) a crime or a misdemeanor involving moral turpitude that, in each case, in the sole discretion of the Board has an adverse effect on the Executive’s qualifications, ability to perform his duties or the reputation of the Company; (D) the Executive’s performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; (E) the Executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries; or (F) breach of the Confidentiality Agreement, Section 4 hereof or a violation of the Company’s code of conduct or other material written Company policy.
(ii)
For purposes of this Agreement, “Disability” means the Executive has become physically or mentally incapacitated so as to render his incapable of performing his usual and customary duties, with or without a reasonable accommodation, for one hundred eighty (180) or more days, whether or not consecutive, during any twelve (12) month period. The Executive is also Disabled if he is found to be disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect (or would be so found if he applied for the coverage or benefits).
(iii)
For purposes of this Agreement, “Good Reason ” means, the occurrence, without the Executive’s prior written consent, of any of the following events: (A) any material adverse change in the Executive’s authority, duties or responsibilities with the Company (other than temporarily while physically or mentally incapacitated or as required by applicable law); (B)

any reduction in the Executive’s (I) Base Salary below $421,000.00 per annum, or (II) Target Bonus below 100% of Base Salary; (C) relocation of the Executive’s primary office location more than fifty (50) miles from its location on the Effective Date, if such relocation results in a material increase in commute for the Executive; or (D) any material breach of a material provision of this Agreement by the Company. No resignation will be treated as resignation for Good Reason unless (x) the Executive has given written notice to the Company of his intention to terminate his employment for Good Reason, describing the grounds for such action, no later than ninety (90) days after the first occurrence of such circumstances,

(y) the Executive has provided the Company with at least thirty (30) days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance alleged to constitute Good Reason, the Executive actually terminates his employment within thirty (30) days following the cure period in (y).

(iv)
For purposes of this Agreement, a “Change in Control” means (i) any transaction or series of related transactions that result in any Person (as defined below) or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquiring equity securities of Daymon Eagle Holdings, L.P. (“Partnership”) that represent more than fifty percent (50%) of the total voting power of the Partnership, or (ii) a sale or disposition of all or substantially all of the assets of the Partnership and its subsidiaries on a consolidated basis other than to an entity with respect to which, following such sale or other disposition, at least fifty percent (50%) of the combined voting power of the then outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities (or affiliates of such individuals and entities) who were the beneficial owners, respectively, of the equity securities immediately prior to such sale or other disposition; provided that, in the case of clause (i) above, such transaction shall only constitute a Change in Control if it results in the Sponsors (as defined below) ceasing to have the power (whether by ownership of voting securities, contractual right, or otherwise) collectively to elect a majority of the board of directors of the Company (or a successor thereto). For the avoidance of doubt, a Change in Control will not include either (A) the occurrence of an initial public offering pursuant to which or following which the Sponsors, individually or in the aggregate, cease to own or control at least fifty percent (50%) of the Partnership or (B) any Sponsor acquiring or increasing its control of the Partnership. For the purposes of this definition, “Sponsors” means, collectively: (a) BC Eagle Holding, L.P., and its affiliates, successors and assignees; and (b) Yonghui Investment Limited, and its affiliates, successors and assignees, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(g)
No Other Severance. The Executive hereby acknowledges and agrees that, other than the severance payments and benefits described in this Agreement, upon termination of employment the Executive shall not be entitled to any other severance payments or benefits under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise. provided, however, that the Executive shall be entitled to any applicable accelerated vesting, payments or other benefits provided for in the equity incentive plan adopted by the Company or any award agreement entered into under such equity incentive plan.
6.
Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 6 shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. Neither this Agreement nor any right or interest hereunder shall be assignable by the Company or its successors without the Executive’s prior written consent, provided however, that the Company may assign this Agreement (i) to an affiliate of the Company, provided that no such assignment shall relieve the Company of its obligations hereunder, or (ii) in the event of a Change of Control, in each case without the Executive’s consent, and such an assignment will not terminate the Executive’s employment for purposes of triggering the Executive’s entitlement to severance. The Executive specifically agrees that any assignment by the Company that is permitted under this Section 6 may include rights under the Confidentiality Agreement without requiring the Executive’s consent.
7.
Binding Effect. Without limiting or diminishing the effect of the provisions affecting assignment of this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
8.
Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and

(i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company’s principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto; provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

9.
Governing Law; Waiver of Jury Trial.
(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of Delaware.

(b)
EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
10.
Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of the Confidentiality Agreement is void, is excessive in duration or scope or constitutes an unreasonable restriction against the Executive, such provisions of the Confidentiality Agreement shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
11.
Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
12.
Arbitration. With the exception of any dispute regarding the Executive’s compliance with the provisions of the Confidentiality Agreement as noted by reference in Section 4(a) hereof, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in the New York metropolitan area, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise in a writing signed by both parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof. Each of the parties shall pay its own legal fees associated with such arbitration; provided, however, if the Executive materially prevails in any arbitration the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred in connection with such arbitration.

13.
Entire Agreement; Modifications. This Agreement, together with the Confidentiality Agreement, constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreements. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.
14.
Survival of Provisions. The obligations contained in Section 4 hereof shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.
15.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.
Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be not required to notify the Company that such reports or disclosures have been made.
17.
Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
18.
Effect of Section 409A of the Code.
(a)
If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”) and he is a specified employee as defined in Section 409A(a)(2)(B), as determined by the

Company in accordance with its procedures, by which determination he hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of his “separation from service” (as determined under Section 409A) or (ii) the date of his death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him during the period between the date of separation from service and the New Payment Date shall be paid to him in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)
This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A or any damages for failing to comply with Section 409A.
(c)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(d)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)
For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

19.
Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
20.
Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.
21.
Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
22.
Entire Agreement. This Agreement, together with the Confidentiality Agreement and any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their Affiliates which may have related to the subject matter hereof in any way, including, without limitation, any other existing employment agreement or change of control agreement, which is hereby terminated and cancelled and of no further force or effect as of the date hereof, without the payment of any additional consideration by or to either of the parties hereto.
23.
Counterparts; Facsimiles and Faxes. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles and electronic scans containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles or scans.

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IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the date or dates indicated below.

AGREED AND DAYMON WORLDWIDE

ACCEPTED: INC.

/s/ Michael Taylor /s/ James Holbrook

Name: Michael Taylor Name: James Holbrook

Date: 10/25/2017 Title: Chief Executive Officer

Date: 10/26/2017